Exhibit 99.1

Food Company, Inc.
P.O. Box 5132 • Westlake Village, CA 91359-5132 • 818-874-4000 • Fax 818-874-4893

NEWS RELEASE
Contacts: Joseph S. Tesoriero
818-879-6900
Beth Potillo
818-879-6733

DOLE FOOD COMPANY, INC. ANNOUNCES CASH TENDER OFFER
FOR DEBT SECURITIES

WESTLAKE VILLAGE, California, March 18, 2005 – Dole Food Company, Inc. today announced the commencement of a tender offer (the “Offer”) to purchase for cash up to $275 million aggregate principal amount of its debt securities (the “Notes”).

In order to receive the applicable total consideration for that series shown in the table below, including the Early Tender Payment, holders must validly tender and not withdraw their Notes by 5:00 p.m., New York City time, on Thursday, March 31, 2005 (the “Early Tender Date”). Holders who tender Notes after the Early Tender Date will not receive the Early Tender Payment.

The table below shows each series of Notes included in the Offer as well as the applicable total consideration and Early Tender Payment for each series. The Offer is not conditioned on any minimum amount of Notes being tendered.

		Acceptance		Early
	Principal Amount	Priority	Tender Offer	Tender	Total
Title of Security	Outstanding	Level	Consideration (1)	Payment (1)	Consideration (1) (2)
8-7/8% Senior Notes due 2011	$475,000,000	1	$1,072.50	$30.00	$1,102.50
8-5/8% Senior Notes due 2009	$400,000,000	2	$1,065.00	$30.00	$1,095.00
7-1/4% Senior Notes due 2010	$400,000,000	3	$1,017.50	$30.00	$1,047.50

(1)	Per $1,000 principal amount of Notes that is accepted for purchase.

(2)	The total consideration, payable to holders who tender prior to the Early Tender Date, includes the Early Tender Payment.

The Offer will expire at 12:00 midnight, New York City time, on Thursday, April 14, 2005, unless extended or earlier terminated by Dole. Tendered Notes may not be withdrawn after 5:00 p.m., New York City time, on Thursday, March 31, 2005, unless extended by Dole.

Accrued interest up to, but not including, the settlement date will be paid in cash on all validly tendered and accepted Notes. The settlement date is expected to be promptly after the expiration date.

In the event that the Offer is oversubscribed, tenders of Notes will be subject to proration. Dole will accept tendered Notes of each series according to the “Acceptance Priority Level” for that series specified in the table above. All Notes having a higher Acceptance Priority Level will be accepted for purchase before any tendered Notes having a lower Acceptance Priority Level are accepted. For example, all tendered Notes having Acceptance Priority Level “1” will be accepted before any tendered Notes having Acceptance Priority Level “2” will be accepted. Where some, but not all, of the Notes tendered for a particular series are purchased, the amount of Notes accepted from each Noteholder tendering that series of Notes will be prorated based on the aggregate principal amount tendered with respect to that series.

The complete terms and conditions of the Offer are set forth in the Offer to Purchase and Letter of Transmittal dated March 18, 2005, which is being sent to holders of Notes. Holders are urged to read the tender offer documents carefully.

The Offer is subject to the satisfaction or waiver of certain conditions which are set forth in the Offer to Purchase, including Dole having modified its credit agreement and borrowed thereunder on terms acceptable to Dole, as more fully described in the Offer to Purchase.

Dole has engaged Banc of America Securities LLC as the exclusive dealer manager for the Offer. Questions regarding the Offer may be directed to Banc of America Securities LLC, High Yield Special Products, at 888-292-0070 (U.S. toll-free) and 704-388-4813 (collect). Copies of the Offer to Purchase and Letter of Transmittal may be obtained from the Information Agent for the Offer, Global Bondholder Services Corporation, at 866-937-2200 (U.S. toll-free) and 212-430-3774 (collect).

This press release is neither an offer to purchase, nor a solicitation for acceptance of the offer. Dole is making the offer only by, and pursuant to the terms of, the Offer to Purchase.

Dole Food Company, Inc., with 2004 revenues of $5.3 billion, is the world’s largest producer and marketer of high-quality fresh fruit, fresh vegetables and fresh-cut flowers. Dole markets a growing line of packaged and frozen foods and is a produce industry leader in nutrition education and research.

This release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. Forward looking statements, which are based on management’s current expectations, are generally identifiable by the use of terms such as “may,” “will,” “expects,” “believes,” “intends” and similar expressions. The potential risks and uncertainties that could cause actual results to differ materially from those expressed or implied herein include weather-related phenomena; market responses to industry volume pressures; product and raw materials supplies and pricing; electrical power supply and pricing; changes in interest and currency exchange rates; economic crises and security risks in developing countries; international conflict; and quotas, tariffs and other governmental actions. Further information on the factors that could affect Dole’s financial results is included in its SEC filings, including its Annual Report on Form 10-K.